Exhibit 10.1
SETTLEMENT AGREEMENT
PARTIES. The parties to this agreement are Cynthia Bridges, Secretary of the Department of Revenue, State of Louisiana (hereinafter, the “Plaintiff” or the “Department”), and LAKES ENTERTAINMENT, INC., formerly LAKES GAMING, INC. (hereinafter collectively referred to as “the Defendant” or “Lakes”).
RECITALS:
          WHEREAS, Plaintiff, exercising her rights and privileges pursuant to La. R.S. 47:1561, caused her attorneys to file a petition, against the Defendant, for Louisiana corporation income and franchise tax along with interest and attorney’s fees for taxable periods ending January 3, 1999 through December 31, 2002 (the foregoing collectively referred to as the “taxable years at issue”), such suit being entitled “Cynthia Bridges, Secretary Department of Revenue State of Louisiana vs. Lakes Entertainment, Inc. formerly Lakes Gaming, Inc.,” 19th JDC No. 527,596, Div. “23” (“the Lawsuit”), and
          WHEREAS, Defendant answered the Department’s petition, and the Parties have vigorously litigated the Lawsuit for the past six (6) years, and Lakes contends that it owes no tax, penalty or interest to Plaintiff for any of the taxable years at issue, and
          WHEREAS, there exists a genuine legal dispute between the Department and the Defendant regarding the amount due if any for the taxable years at issue in the Lawsuit, and
          WHEREAS, the Parties are cognizant of the complex legal and factual issues in connection with the above described Lawsuit as well as any lawsuits that could have been filed, and the hazards of litigating and contesting these issues, the parties recognize and agree that it is in their respective interests to reach an agreement disposing of all issues and differences pertaining to and included in the actual and potential Lawsuit, and in order to avoid the time, expense and uncertainty of contesting these issues and to fully resolve any and all disputes or claims of any kind or nature, known or unknown, asserted or unasserted, with respect to the actual or potential Lawsuit, the Department and the Defendant wish to enter into this Agreement in order to fully and completely resolve each and every aspect of any and all disputes, claims or defenses, asserted or unasserted, know or unknown, by the Department or the Defendant in connection with or on account of any taxes, interest, penalties and attorney’s fees claimed and/or asserted in connection with the actual or potential Lawsuit for the taxable years at issue; and
          WHEREAS, the Department and the Defendant agree that neither this Agreement nor any of its terms, conditions, negotiations, nor proceedings in connection herewith shall constitute or be construed or deemed to be evidence of an admission on the part of the Department or the Defendant.
          NOW, THEREFORE, for and in consideration of the premises and mutual releases, settlements, dismissals, covenants, and agreements by and between the Parties, and the mutual benefits accruing to the Parties from the execution of this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and with no admission of liability on the part of any party, each balancing the hope of gaining against the danger of losing with respect to the claimed and/or asserted taxes, interest, penalties, attorney’s fees, and Lawsuit described hereinabove, and each preferring compromise and settlement to resolve their claims, disputes and defenses relating to the Lawsuit,
          NOW, THEREFORE, the Parties hereby agree as follows:
1.	RELEASES:
1.1	Releases by the Department. The Department does hereby forever release, acquit, waive and discharge the Defendant and each of its predecessors, successors, assigns, parent corporations, affiliated corporations, subsidiary corporations (doing business in their own names, and doing business under any other names), and its respective officers, directors, partners, employees, agents, and attorneys, past and present, (hereinafter referred to as the “Defendant Releasees”), from any and all taxes and other claims, without limitation, asserted or assessed, which could have been asserted or assessed, by the Department in the Lawsuit for the taxable years at issue therein. The Department releases the Defendant Releasees from any and all past, present or future Louisiana corporation income and franchise taxes, including interest or penalties associated therewith, for the taxable years at issue in the Lawsuit. The Department agrees to jointly dismiss with prejudice any and all claims asserted in the Lawsuit, subject to the terms and conditions of this Agreement. The Department releases the Defendant Releasees from any and all past, present or future taxes and claims for the taxable years at issue in the Lawsuit.

1.2	Releases by Defendant. The Defendant does hereby forever release, acquit, waive and discharge the Department from any claims for overpayments, refund, offset or credit an all related claims, without limitation, arising from the taxable years at issue, asserted, or which could have been asserted, by the Defendant in the Lawsuit with the Department or before the Louisiana Board of Tax Appeals. The Defendant hereby forever releases and surrenders any and all rights to taxes, interest or penalties paid in connection with, or related to the taxable years at issue.
2.	PAYMENTS, ATTORNEY FEES AND DISMISSALS:
2.1	Payment of Negotiated Settlement Amount. By March 21, 2011, or as soon as possible thereafter, the Defendant agrees to pay to the Department the sum of EIGHT MILLION DOLLARS ($8,000,000.00). No part of this amount shall constitute penalties of any kind.

2.2	Payment of Attorney Fees. On the same date that payment is made to the Department, the Defendant shall pay to Stutes & Lavergne, LLC (Tax I.D. No. 20-2265428), 600 Broad Street, Lake Charles, Louisiana, 70601, the Department’s counsel in the Lawsuit, (with the approval and direction of the Department) the sum of ONE MILLION DOLLARS ($1,000,000), which shall constitute full and complete payment of all attorney fees due Stutes & Lavergne, LLC, or Perry, Atkinson, Balhoff, Mengis & Burns, LLC, and any other attorneys engaged individually and/or collectively by the

Department in connection with representation of the Department in the Lawsuit and related matters. The firm receiving such funds shall hold harmless and indemnify Defendant from and against any and all claims for payment of attorneys’ fees by any lawyer who has represented the Department or participated in this dispute as the Department’s counsel.

2.3	Dismissal of the Lawsuit. Within fifteen (15) days following receipt of above mentioned settlement funds owed to the Department and its attorneys under this Agreement, the Department agrees to cause its attorneys to file a joint motion to dismiss the Lawsuit with prejudice, with no reference to any amount due or paid to the Department under this Agreement. Each party shall bear its own court costs of the Lawsuit.
3.	ADMINISTRATIVE INFORMATION: For internal Department purposes, this agreement may be identified as follows:
a)	Taxpayer’s Revenue Account Number 1136084-001.

b)	Suite title: “Cynthia Bridges, Secretary Department of Revenue State of Louisiana vs. Lakes Entertainment, Inc. Formerly Lakes Gaming, Inc.” 19th Judicial District Court, No. 527,596, Div. “23” (“The Lawsuit”),

c)	Audit Numbers: IA 20014178, IA20014179.

d)	Legal File Number: 20040394.

e)	Taxable periods included in the agreement: January 3, 1998 through December 31, 2002.

f)	Tax type: corporation income and franchise tax
4.	Confidentiality. The Department and the Defendant and their respective attorneys and representatives hereby promise, represent and agree that they will keep each and every term of this Agreement completely confidential, and will not publish, publicize, or disseminate, or cause to be published, publicized, or disseminated in any manner or form, information relating to the substance or contents of this Agreement, to any person or persons; except as (a) may be required by law, (b) may become necessary to effect compliance with the law, (c) may be ordered by a court of competent jurisdiction, or (d) agreed to in writing by the parties to this agreement. Notwithstanding the foregoing, Defendant shall be permitted to issue a press release stating that the Lawsuit has been settle and that Defendant will be issuing payment in the amount of $9,000,000.00 in full and final settlement.

5.	Warranties. Each party represents and warrants that it has the full and complete legal authority to enter into this Agreement, and that the individuals executing this Agreement have the legal authority to do so, and that this Agreement shall be binding and enforceable in accordance with its terms when duly executed by both parties in the presence of the undersigned witnesses.

6.	Final Settlement; Precedential Value; No Admissions. This Agreement represents a full, complete, final, and binding settlement. The settlement of the Lawsuit and any issues settled in this Agreement as between the Department and the Defendant shall be of no precedential value and may not be cited, urged or promoted by either the Department or the Defendant to support any particular position. This Agreement shall not be construed by either the

Department of the Defendant as an admission by either party, concerning any claims or issues asserted for any of the taxable years at issue.

7.	Binding Agreement; Successors and Assigns. This Agreement is binding on the Department and its successor Secretaries or agencies: and on the Defendant, its past, present, and future affiliates, subsidiaries, parent companies, and partners, its shareholders, insurers, heirs, successors, and assigns, and all other persons, firms, corporations, associations, partnerships, limited liability companies, and entities owned or controlled by the Defendant.

8.	Full Agreement; Severability. This Agreement sets forth the full terms of the compromise and settlement of the Lawsuit, and the proposed assessments upon which the Lawsuit were based. If any section of this Agreement is found to be invalid for any reason, such section shall be severed from the Agreement and the remainder of the terms and conditions of this Agreement shall be binding on the Department and the Defendant.

9.	Construction. This Agreement shall be deemed for all purposes prepared through the joint efforts of the Department and the Defendant, and shall not be construed against one party or the other as a result of the preparation, drafting, submittal or other event of negotiation, drafting or execution of this agreement. Further, the provisions of Louisiana Civil Code Article 2056 shall not apply to either the Department or the Defendants.

10.	Duplicate Originals. This Agreement may be executed in duplicate originals, all of which shall have the same effect as if the signature hereto and thereto were upon the same instrument.

11.	Agreement Supersedes; Entire Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements, understandings, negotiations, and discussions among the parties hereto relating to the transactions covered by this agreement. This Agreement constitutes the entire agreement between the Parties and both parties represent that no oral or other written representations have been made. This Agreement may not be orally amended, even by agreement of the parties.

12.	Louisiana Law; Headings. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Louisiana. The headings of sections or paragraphs of this Agreement are merely for convenience of reference and have no substantive significance and shall be disregarded in the interpretation of this Agreement.

13.	Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and take all actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

     Thus done and signed, in duplicate originals, on the 17th day of March, 2011, by Cynthia Bridges, Secretary of the Department of Revenue, State of Louisiana, Plaintiff, or her duly authorized and deputized representative, in the presence of the two witnesses who hereunto fix their signatures:

WITNESSES:	Secretary of the Department of Revenue, State of Louisiana

/s/ Alanna S. Clanton	By:	/s/ Cynthia Bridges
/s/ Lashaunda Blake

     Thus done and signed, in duplicate originals, on the 10th day of March, 2011, by a duly authorized officer of the Defendants in the presence of the two witnesses who hereunto fix their signatures:

WITNESSES:	Lakes Entertainment, Inc. formerly Lakes Gaming, Inc.

/s/ Janice Saeugling	By:	/s/ Timothy J. Cope
President and CFO

/s/ Lisa M. Jolicoeur